Press Release

iStar Reports Second Quarter 2021 Results

NEW YORK, August 3, 2021

iStar Inc. (NYSE: STAR) today reported results for the second quarter ended June 30, 2021.

Highlights for the quarter include:

o	Net income (loss) of ($19.5) million or ($0.27) per diluted common share
o	Adjusted earnings of $12.0 million or $0.15 per diluted common share
o	Unrealized gain on Safehold investment increased by $289 million during the second quarter to $1.7 billion
o	Fitch credit rating upgrade to BB
o	$34 million of legacy asset sales proceeds
o	$167 million of legacy asset sales proceeds closed subsequent to the end of the quarter

“We have made substantial progress on our strategy so far this year by further expanding the ground lease ecosystem, increasing our balance sheet strength, and making significant inroads with legacy asset monetization,” said Jay Sugarman, Chairman and Chief Executive Officer. “We remain focused on executing our ‘Scale-Strengthen-Streamline’ strategy and look forward to building on our growing momentum.”

The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@istar.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	844.867.6169
International:	409.207.6975
Access Code:	2952269

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 1:00 p.m. ET on August 3, 2021 through 12:00 a.m. ET on August 17, 2021 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	2859281

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks

Senior Vice President

Investor Relations & Marketing

T 212.930.9400

E investors@istar.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com